EXHIBIT 99.1

DAVIDsTEA Reports Financial Results for First Quarter of Fiscal 2022

➢	Sales reach $20.4 million
➢	Net loss totals $2.0 million
➢	Adjusted EBITDA amounts to $0.1 million
➢	Cash position of $22.7 million

MONTREAL, June 14, 2022 - DAVIDsTEA Inc. (Nasdaq: DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announced today its first quarter results for the period ended April 30, 2022.

“DAVIDsTEA continues to execute on a well though-out transition to a digital-first tea merchant, by amplifying the universal and enjoyable pleasures associated with tea. We efficiently managed through industry-wide challenges, including mounting inflation, supply-chain issues and labour shortages, in the first quarter of 2022,” said Sarah Segal, Chief Executive Officer and Chief Brand Officer, DAVIDsTEA. “Despite these headwinds, our vision to be the world’s most innovative tea company, inspiring greater wellness and sustainability, remains unchanged. Ultimately, opening the world of tea to all, through accessible information, knowledge and stories within a warm, friendly environment continues to guide our strategies. We work every day to show how tea can be a fun part of anyone’s routine.”

“Our first quarter sales reflect evolving consumer buying patterns as COVID-19 pandemic-related restrictions receded and customer traffic picked up at retail stores,” said Frank Zitella, President, Chief Financial and Operating Officer, DAVIDsTEA. “Accordingly, brick-and-mortar sales grew 42% in the first quarter of 2022, while E-commerce and wholesale revenue, which account for the majority of our sales, decreased 21% following the transition from last year’s pandemic-fueled surge of online sales to serving consumers through our omni-channel capabilities. Despite a 12% decline in overall sales year-over-year, we believe we’re on the right path with our digital-first growth strategy supported by our expansion into wholesale. With a solid cash position, we intend to continue investing in initiatives that stimulate demand as we create a clear path to sustained profitable growth for DAVIDsTEA and value creation for our shareholders.”

Operating Results for the First Quarter of Fiscal 2022

Three Months Ended April 30, 2022 compared to Three Months Ended May 1, 2021

Sales. Sales for the three-months ended April 30, 2022 decreased 12.1%, or $2.8 million, to $20.4 million from $23.2 million in the prior year quarter. Sales in Canada of $16.8 million, representing 81.9% of total revenues, decreased $1.4 million or 7.7% over the prior year quarter. U.S. sales of $3.7 million decreased by $1.4 million or 27.5% over the prior year quarter. Our gifting assortment performed well, with sales amounting to $7.5 million, representing an increase of $0.4 million or 5.6% over the prior year quarter. Offsetting this was a decline in our tea and hard-goods assortment over the same period in the prior year. Sales from e-commerce and wholesale channels decreased by $4.2 million or 21.1% to $15.7 million from $19.9 million in the prior year quarter with the transition from last year’s pandemic-fueled surge of online sales to serving consumers throughout our omni-channel capabilities. E-commerce and wholesale sales represented 76.9% of sales compared to 85.9% of sales in the prior year quarter. Brick-and mortar sales for the quarter of $4.7 million compares favorably to the prior year quarter by $1.4 million, explained by an increase in same store comparable sales, in part due to more days of sales during the current year first quarter as a result of fewer government-mandated closures related to the pandemic.

Gross Profit. Gross profit of $9.0 million for the three-months ended April 30, 2022 decreased by $1.8 million or 16.7% from the prior year quarter due to a decline in Sales during the period, partially offset by lower delivery and distribution costs, compared to the prior year quarter. Gross profit as a percentage of sales decreased to 43.9% for the quarter compared to 46.3% in the prior year quarter.

Selling, General and Administration Expenses. Selling, general and administration expenses (“SG&A”) increased by $1.6 million or 17.4% to $10.8 million in the quarter compared to the prior year quarter. Excluding the impact of software implementation and configuration costs and the impact of the wage and rent subsidies received under the Canadian government COVID-19 Economic Response Plan, Adjusted SG&A increased by $0.7 million or 7.4% to $10.1 million in the quarter primarily due to increases in staffing and online marketing expenses as we continue the transformation to a digital first organization. Adjusted SG&A as a percentage of sales in the quarter increased to 49.2% from 40.4% in the prior year quarter.

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Net (loss) income. Net loss was $2.0 million in the quarter ended April 30, 2022 compared to a Net income of $3.2 million in the prior year quarter. Adjusted net loss, which excludes the impact of Restructuring Plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, software implementation costs and recovery of income taxes amounted to a Net loss of $1.2 million compared to a Net income of $1.4 million in the prior year quarter.

Fully diluted earnings (loss) per common share. Fully diluted loss per common share was $0.07 in the quarter ended April 30, 2022 compared to fully diluted earnings per common share of $0.12 in the prior year quarter. Adjusted fully diluted loss per common share, which is Adjusted net loss on a fully diluted weighted average shares outstanding basis, was $0.05, compared to $0.05 in the prior year quarter.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was negative $1.0 million in the quarter ended April 30, 2022 compared to positive $4.1 million in the prior year quarter representing a decrease of $5.1 million over the prior year quarter. Adjusted EBITDA for the quarter ended April 30, 2022 was $89 thousand compared to $2.5 million for the same period in the prior year. The decrease in Adjusted EBITDA of $2.4 million reflects the impact of a decline of Sales of $2.8 million and lower Gross profit for the reasons noted above.

Liquidity and Capital Resources

As at April 30, 2022, we had $22.7 million of cash held by major Canadian financial institutions.

Working capital was $42.0 million as at April 30, 2022, compared to $43.4 million as at January 29, 2022. The decrease in working capital of $1.4 million is explained by a decrease in current assets of $4.8 million that was partially offset by a decrease in current liabilities of $3.4 million.

Our working capital requirements are for the purchase of inventory, payment of payroll and other operating costs, including software purchases and implementation costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We fund our operating, capital and working capital requirements from a combination of cash on hand and cash provided by operating activities.

As at April 30, 2022, the Company has financial commitments in connection with the purchase of goods and services that are enforceable and legally binding on the Company, amounting to $12.5 million, net of $862 thousand of advances, which are expected to be discharged within 12 months.

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended
	April 30,	May 1,
	2022	2021

Sales	$20,435	$23,249
Cost of sales	11,471	12,481
Gross profit	8,964	10,768
Selling, general and administration expenses	10,806	9,194
Restructuring plan activities, net	—	(1,602)
Results from operating activities	(1,842)	3,176
Finance costs	171	10
Finance income	(39)	(55)
Net (loss) income	$(1,974)	$3,221

EBITDA[1]	$(976)	$4,126
Adjusted EBITDA[1]	89	2,505
Adjusted SG&A expenses [1]	10,051	9,395
Adjusted operating (loss) income [1]	(1,087)	1,373
Adjusted net (loss) income [1]	$(1,219)	$1,418

Basic (loss) income per common share	$(0.07)	$0.12
Fully diluted (loss) income per common share	(0.07)	0.12
Adjusted fully diluted (loss) income per common share[1]	$(0.05)	$0.05
Gross profit as a percentage of sales	43.9%	46.3%
SG&A expenses as a percentage of sales	52.9%	39.5%
Adjusted SG&A expenses as a percentage of sales[1]	49.2%	40.4%

Cash flows (used in) provided by operating activities	$(1,678)	$1,307
Cash flows used in financing activities	(749)	(183)
(Decrease) increase in cash during the period	(2,427)	1,124
Cash, end of period	$22,680	$31,321

	April 30,	January 29,
As at	2022	2022
Cash	$22,680	$25,107
Accounts and other receivables	3,197	3,209
Prepaid expenses and deposits	4,479	4,142
Inventories	28,359	31,048
Trade and other payables	$8,966	$12,300

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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating (loss) income, 3) Adjusted SG&A expenses, 4) Adjusted net (loss) income, 5) Adjusted fully diluted (loss) earnings per common share and 6) Adjusted SG&A expenses as a percentage of sales. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

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Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, our results of operations, financial condition, liquidity and prospects, and the impact of the COVID-19 pandemic on the global macroeconomic environment.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 29, 2022, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, on April 29, 2022 which could materially affect our business, financial condition or future results.

Conference Call Information

A conference call to discuss the first quarter Fiscal 2022 financial results is scheduled for June 14, 2022, at 4:30 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 3,500 grocery stores and pharmacies, and 18 company-owned stores across Canada. The Company offers primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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